UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2007

CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 – 120th Avenue NE

Kirkland, Washington  98033

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (425) 250-1061

____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Celebrate Express, Inc. (the “Company”) has entered into an employment offer letter with Mr. Michel Eisenberg in connection with his employment as Vice President of Marketing. Under the terms of the offer letter, the Company agreed to pay Mr. Eisenberg an annual base salary of $175,000, an annual bonus of up to $35,000, and a signing bonus of $10,000. The Company also agreed to grant Mr. Eisenberg stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 15,000 shares of the Company’s common stock, which will vest over a period of four years from the date of the grant. Mr. Eisenberg’s employment is at-will and the Company does not expect to enter into an employment agreement with him.

On May 9, 2007, the Company entered into an Office Building Lease with Queen Investment Company, LLC, effective April 5, 2007 (the “Lease Agreement”). The Lease Agreement permits the Company to continue the lease of approximately 1,500 square feet of its headquarters facilities in Kirkland, Washington through March 2010.

Item 7.01	Regulation FD

By means of this Report on Form 8-K, the Company has announced the appointment of Mr. Michael Eisenberg as Vice President of Marketing. Mr. Eisenberg started with the Company on May 14, 2007.

Prior to joining the Company, Mr. Eisenberg was the Chief Marketing Officer with McIntyre Direct, a full-service catalog consulting and services firm, since 2006. From 2002-2006, Mr. Eisenberg held the position of Director of Marketing for Musician’s Friend Inc., a catalog and online retailer of music products. From 2000 to 2002, Mr. Eisenberg was Vice President of Business Development for Prenet Corporation, an internet commerce company. Prior to 2000, Mr. Eisenberg held marketing positions with The Response Marketing Group, At Once, Inc., Real Networks, Inc., Hanna Andersson Corporation, Childcraft Education Corp., Sara Lee Corp. and Sears, Roebuck and Company. Mr. Eisenberg holds a M.B.A. from Wake Forest University and a Bachelors of Arts from Brooklyn College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2007	CELEBRATE EXPRESS, INC.

By:	/s/ Darin L. White
Darin L. White
Vice President, Finance